Exhibit 10.1

Chindex International, Inc.
Executive Management Incentive Program (EMIP)
For the Fiscal Year Ending March 31, 2009

Recognizing that the principal reason for the existence of a corporate entity is to increase shareholder wealth and that this generally translates into the maximization of profits over time and is or should be the primary goal of a publicly held corporation, Chindex International, Inc. (Parent Company) has adopted this Executive Management Incentive Program (EMIP) to help align remunerative management incentives with the interests of the company’s shareholding public.

Enrollment
The three executive officers of the Parent Company and the President of the Parent Company’s principal subsidiary are automatically enrolled in and are beneficiaries of this EMIP.   They are the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), the Executive Vice President (EVP) in charge of the Medical Products Division (MPD) and the President of United Family Hospitals (PUFH).

Weighting
There are two parts to the plan.  Most of the incentive payout is based on the achievement of objective annual performance criteria.  An additional payout based on the evaluation of the Compensation Committee may be awarded individual executives at the discretion of the committee as explained below.

Annual Objective Performance Criteria
The principal metric of annual performance is the Budgeted Operating Income as Adjusted (OI).  Incentive payments to executives enrolled in the EMIP shall be calculated in accordance with the following table and, if earned, shall be paid as soon as practical following the close of the Company’s fiscal year and in any event within 180 days following such close.  Incentive payments for the CEO and CFO shall be based on the OI of the Parent Company. The incentive payment for the EVP of MPD shall be based 50% on the OI of MPD and 50% on the OI of the Parent Company. The incentive payment for the PUFH shall be based on the OI of UFH.

OI Achieved as a % of annual approved budget	Cash Bonus as a % of Base Salary*	Grant of Non Qualified Stock Options**

90 % or Less	0%	0
91% to 99%	10%	0
100% to 110%	25%	22,500
111% and above	35%	30,000

Additional Discretionary Bonus
Apart from the payouts based on the Annual Objective Performance Criteria shown above, a payout not to exceed 25% of base salary may be granted to an individual at the discretion of the Compensation Committee based on the achievement of various non-financial objectives such as developmental and transformational projects, human resources and successor development and other objectives agreed with the Compensation Committee at the beginning of or during the relevant fiscal year, or in acknowledgement of certain possible events altogether beyond the control of the executives which prevents complete achievement of quantified goals.

Compensation Committee Determination

The determination of meeting any annual performance criteria shall be made in the sole judgment of the Compensation Committee based on year-end financial information provided by management, which determination shall be made within 120 days after the fiscal year-end.  Entitlement to any payments under this EMIP shall be contingent on the participants being employed by the company on the date of such determination.

* Base salary in effect on April 1, 2008.
**Grant date is the date hereof, vesting ratably each July 1 in 2010-2, subject to acceleration, at an exercise price equal to the Fair Market Value on the grant date pursuant to the Company's 2007 Stock Incentive Plan and granted pursuant thereto.